Exhibit 99.1

NEWS RELEASE

Maintenance mill shutdown at Mercer Rosenthal in September

Rosenthal am Rennsteig, June 30, 2026 – Mercer International Inc., a global forest products company with operations in Germany, the U.S., and Canada, announces that its German pulp mill, Mercer Rosenthal, will extend its maintenance shutdown, originally scheduled for two weeks, to cover the entire month of September 2026.

Mercer is working with production, wood procurement, logistics, and pulp sales to coordinate this undertaking with our customers and stakeholders.

About Mercer International Inc.

Mercer International Inc. is a global forest products company with operations in Germany, the United States and Canada, with consolidated annual production capacity of 2.1 million tonnes of pulp, 960 million board feet of lumber, 210,000 cubic meters of cross-laminated timber, 45,000 cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels. For further information, please visit www.mercerint.com.

About Mercer Rosenthal

Mercer Rosenthal (MR) produces a variety of wood-based products such as kraft pulp, tall oil and lignin. Mercer Rosenthal also operates Thuringia’s largest biomass power plant (413 MW thermal / 57 MW electrical). This allows the mill to be completely energy self-sufficient while also feeding electricity into the public grid. MR produces 360,000 tonnes of kraft pulp (NBSK) annually for paper and tissue production. With a focus on the European market, the site also serves international demand. Mercer Rosenthal employs approximately 400 people, including apprentices. For more information, please visit www.mercerint.com.